UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

1. Cybex International, Inc. (“Cybex” or the “Company”) provides an update with respect to Guziec v. Cybex International, Inc. et al, the previously disclosed class action suit pending in the Supreme Court of the State of New York, County of New York. This case has been consolidated with two other lawsuits in one action captioned In Re Cybex International, Inc. Stockholders Litigation, Case No. 653794/2012 (N.Y. Sup. Ct.). This action alleges, among other things, that the defendants, which include Cybex and its directors, breached their fiduciary obligations to the Company’s shareholders by entering into the Agreement and Plan of Merger (“Merger Agreement”) pursuant to which all of the Company’s outstanding common stock held by its public shareholders would be converted into $2.55 per share cash in a “going private” merger transaction. A hearing has been scheduled by the Court for Tuesday, February 5, 2013 to consider the Plaintiff’s motion to enjoin the vote of the Company’s shareholders at the Special Meeting of Shareholders called to approve the Merger Agreement which is to be held Wednesday, February 6, 2013 (“Special Meeting”). The Company believes both the suit and the pending motion are without merit and will vigorously pursue its defenses.

2. Cybex also reports that a preliminary count of the proxies received as of January 30, 2013 with respect to the Special Meeting indicates that proxies representing approximately 79% of the outstanding shares of Cybex common stock have been voted, including 59% of outstanding shares held by the public shareholders. Of the proxies received to date from the public shareholders, over 95% have been voted in favor of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2013

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer